Exhibit 10.1
May 1, 2023

Dear Gary,

Thank you for your leadership and service to Vista Outdoor!

In recognition of your contributions to Vista Outdoor and the critical role you play in our success, the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Vista Outdoor has approved effective February 1, 2023, a monthly salary in the amount of $90,000 that will remain in effect through your term as Interim Chief Executive Officer.

Additionally, as approved by the MDCC on May 1, 2023 your target incentive under our Annual Incentive Plan (“AIP”) for Fiscal Year 2024 (“FY24”) will be equal to 100% of cumulative monthly salary ($1,080,000 annualized at target). For Fiscal Year 2024, your maximum AIP opportunity will be 200% of your AIP target.

Finally, the MDCC has approved a long-term incentive (“LTI”) award for you under the Vista Outdoor Inc. 2020 Stock Incentive Plan equal to $2,000,000 of Restricted Stock Units (RSUs):

•RSUs. Vesting of the RSUs will occur in a one-year cliff installment on the first anniversary of the grant date provided you are employed by Vista Outdoor through the applicable vesting date. The grant date target value of the RSU award is $600,000. You were issued 21,459 RSUs on February 16, 2023, which was determined by dividing $600,000 by the closing price of a share of Vista Outdoor’s common stock on February 16, 2023 ($27.96).

•Additional RSUs. Vesting of the RSUs will occur in a one-year cliff installment on the first anniversary of the grant date provided you are employed by Vista Outdoor through the applicable vesting date. The grant date target value of the RSU award is $1,400,000. You will be issued 56,818 RSUs on May 1, 2023, which was determined by dividing $1,400,000 by the closing price of a share of Vista Outdoor’s common stock on May 1, 2023 ($24.64).

We believe the LTI award provides you with substantial upside and the ability to participate in our success as we drive results for the business in the years to come.

The annual LTI grants are subject to the terms and conditions set out in the equity plan and your award agreements, both of which will be delivered to you online through E*TRADE, Vista Outdoor’s stock plan administrator. You will receive an email within a week after May 1, 2023 with instructions on how to accept the RSU grants online. In a change compared to last year the MDCC is expected to approve the three-year performance metric targets at the April meeting. You will receive a separate email by mid-April to accept your Performance Share grant that includes the applicable terms and targets.

Exhibit 10.1

Vista Outdoor reserves the right, in its discretion, to modify or terminate the AIP or LTI programs at any time, including without limitation adjusting an executive’s AIP or LTI targets, grants or payouts for performance or other reasons. An executive’s participation in our AIP or LTI programs for any year does not entitle the executive to future participation in any future bonus or equity programs.

I am excited about the future of Vista Outdoor and the role you will play in delivering value for our shareholders.

Sincerely,
Robert M. Tarola
Chair, MDCC